Exhibit 4.3

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF (1) A FRAMEWORK AGREEMENT, DATED AS OF MARCH 18, 2013, BY AND AMONG THE ISSUER OF THESE SECURITIES, WALGREEN CO. AN ILLINOIS CORPORATION, AND ALLIANCE BOOTS GMBH, A PRIVATE LIMITED LIABILITY COMPANY INCORPORATED UNDER THE LAWS OF SWITZERLAND, A COPY OF WHICH IS ON FILE WITH THE ISSUER AND (2) A SHAREHOLDERS AGREEMENT, DATED AS OF MARCH 18, 2013, BY AND AMONG THE  ISSUER OF THESE SECURITIES, WALGREEN CO. AND ALLIANCE BOOTS GMBH.  THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENTS.  ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENTS WILL BE VOID.

WARRANT No. 2A
to purchase
11,348,456
Shares of Common Stock
AMERISOURCEBERGEN CORPORATION
a Delaware Corporation

Issue Date:  March 18, 2013

1.             Definitions.  Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Acceleration Event” means the occurrence of both (1) with respect to the Corporation (a) the execution of definitive documentation for a transaction or series of related transactions with a third party other than an Investor (as defined in the Shareholders Agreement), (b) the recommendation that stockholders tender in response to a tender or exchange offer made by a third party other than an Investor or (c) the failure to recommend within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act that stockholders reject a tender or exchange offer made by a third party other than an Investor, in each case that is with respect to, or could reasonably be expected to result in, a Change of Control Transaction (any transaction set forth in the foregoing clauses (a) — (c), an “Acceleration Transaction”) and (2) an Investor has made a Qualifying Public Acquisition Proposal (as defined in the Shareholders Agreement) not in violation of Section 2.2 of the Shareholders Agreement.

“Additional Open Market Shares” has the meaning ascribed to it in the Framework Agreement.

“Affiliate” has the meaning ascribed to it in the Framework Agreement.

“Aggregate Consideration” has the meaning ascribed to it in Section 12(ii).

“Antitrust Law” has the meaning ascribed to it in the Framework Agreement.

“Appraisal Procedure” means a procedure whereby two independent, nationally recognized appraisers, one chosen by the Corporation and one by the Warrantholder (or if there is more than one Warrantholder, Warrantholder(s) representing in excess of 50% of the Warrant Shares then issuable upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at such time)), shall mutually agree upon the determinations then the subject of appraisal.  Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked.  If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent, nationally recognized appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in appraisal of the subject matter to be appraised.  In such event, the decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser.  If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Corporation and the Warrantholder(s); otherwise, the average of all three determinations shall be binding upon the Corporation and the Warrantholder(s).  50% of the costs of conducting any Appraisal Procedure shall be borne by the Corporation, and 50% of the costs of conducting any Appraisal Procedure shall be borne by Warrantholder(s) (pro rata, based on the Warrant Shares issuable upon exercise of this Warrant in full as of the opening of business on the date on which the Appraisal Procedure is invoked (disregarding whether or not this Warrant is exercisable by its terms at such time)), on the other hand.

“Assumed Payment Amount” has the meaning ascribed to it in Section 12(iv).

“Board of Directors” means the board of directors of the Corporation.

“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Corporation.

“business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Cash Exercise” has the meaning set forth in Section 3.

“Cashless Exercise” has the meaning set forth in Section 3.

“Cashless Exercise Ratio” with respect to any exercise of this Warrant means a fraction (i) the numerator of which is the excess of (x) the average of the daily Market Prices for the Common Stock for the 20 trading days immediately preceding such exercise date over (y) the Exercise Price, and (ii) the denominator of which is the average of the daily Market Prices for the Common Stock for the 20 trading days immediately preceding such exercise date.

“Change of Control Transaction” means (a) any transaction or series of related transactions as a result of which any Person or group of persons within the meaning of Section 13(d)(3) of the Exchange Act (excluding the Warrantholder or any of its Affiliates) becomes the beneficial owner, directly or indirectly, of 30% or more of the outstanding Equity Interests (measured by either voting power or economic interests) of the Corporation, (b) any transaction or series of related transactions in which the stockholders of the Corporation immediately prior to such transaction or series of related transactions (the “Pre-Transaction Stockholders”) cease to beneficially own, directly or indirectly, at least 70% of the outstanding Equity Interests (measured by either voting power or economic interests) of the Corporation; provided that this clause (b) shall not apply if (1) such transaction or series of related transactions is an acquisition by the Corporation effected, in whole or in part, through the issuance of Equity Interests of the Corporation, (2) such acquisition does not result in a Person or group of persons within the meaning of Section 13(d)(3) of the Exchange Act beneficially owning, directly or indirectly, a greater percentage of the outstanding Equity Interests (measured by either voting power or economic interests) of the Corporation than the Investors, as a group, and (3) the Pre-Transaction Stockholders continue to beneficially own, directly or indirectly, at least 60% of the outstanding Equity Interests (measured by voting power and economic interests) of the Corporation,  (c) any Business Combination as a result of which at least 30% ownership of the Corporation is transferred to another Person or group of persons within the meaning of Section 13(d)(3) of the Exchange Act (excluding the Warrantholder or any of its Affiliates), (d) individuals who constitute the Continuing Directors and the Wolf Directors (if any), taken together, ceasing for any reason to constitute at least a majority of the Board of Directors or (e) any sale or lease or exchange, transfer, license or disposition of a business, deposits or assets that constitute 30% or more of the consolidated assets, business, revenues, net income, assets or deposits of the Corporation.

“Common Stock” means the Corporation’s Common Stock, $0.01 par value per share.

“Continuing Directors” means the directors of the Corporation on March 18, 2013 and each other director (other than Wolf Directors, if any), if in each case, such other director’s nomination for election to the Board of Directors is recommended by more than 50% of the Continuing Directors or more than 50% of the members of the Governance and Nominating Committee of the Corporation that are Continuing Directors.

“conversion” has the meaning ascribed to it in Section 12(ii).

“Convertible Securities” has the meaning ascribed to it in Section 12(ii).

“Corporation” means AmerisourceBergen Corporation, a Delaware corporation.

“Election Mechanic” has the meaning set forth in Section 12(v).

“Equity Interests” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Period” has the meaning set forth in Section 3.

“Exercise Price” means $52.50, subject to adjustment pursuant to the terms hereof.

“Exercise Start Date” has the meaning set forth in Section 3.

“Expiration Time” has the meaning set forth in Section 3.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith and evidenced by a written notice delivered promptly to the Warrantholder(s) (which written notice shall include certified resolutions of the Board of Directors in respect thereof).  If the Warrantholder (or if there is more than one Warrantholder, Warrantholder(s) representing in excess of 50% of the Warrant Shares then issuable upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at such time)) objects in writing to the Board of Director’s calculation of fair market value within 10 business days of receipt of written notice thereof and the Warrantholder (or if there is more than one Warrantholder, Warrantholder(s) representing in excess of 50% of the Warrant Shares then issuable upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at such time)) and the Corporation are unable to agree on fair market value during the 10-day period following the delivery of the Warrantholder objection, the Appraisal Procedure may be invoked by either the Corporation or the Warrantholder (or if there is more than one Warrantholder, Warrantholder(s) representing in excess of 50% of the Warrant Shares then issuable upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at such time)) to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Warrantholder objection.   For the avoidance of doubt, the Fair Market Value of cash shall be the amount of such cash.

“Framework Agreement” means the Framework Agreement, dated as of March 18, 2013, as amended from time to time, by and among the Corporation, Walgreen Co. and Alliance Boots GmbH, including all annexes, schedules and exhibits thereto.

“Governmental Entities” has the meaning ascribed to it in the Framework Agreement.

“HSR Act” has the meaning ascribed to it in the Framework Agreement.

“Initial Number” has the meaning ascribed to it in Section 12(ii).

“Market Price” means, with respect to the Common Stock or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock or of such security, as applicable, on the New York Stock Exchange on such day.  If the Common Stock or such security, as applicable, is not listed on the New York Stock Exchange as of any date of determination, the Market Price of the Common Stock or such security, as applicable, on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on such date on the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or if the Common Stock or such security, as applicable, is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Common Stock or such security, as applicable, in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the Market Price of the Common Stock or such security, as applicable, on that date shall mean the Fair Market Value per share as of such date of the Common Stock or such security.  For the purposes of determining the Market Price of the Common Stock or any such security, as applicable, on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the applicable exchange, market or organization, or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“Ordinary Cash Dividend” means a regular quarterly cash dividend by the Corporation solely on shares of Common Stock out of surplus or net profits legally available therefor (determined in accordance with the General Corporation Law of the State of Delaware) which, when combined on a per share of Common Stock basis with the per share amounts of all other cash dividends and distributions paid by the Corporation on the Common Stock during such fiscal year (as adjusted to appropriately reflect any of the events referred to in Section 12 and excluding the portion of any cash dividends or cash distributions to the extent having resulted in a prior adjustment to the Exercise Price pursuant to Section 12(iii)) (in any fiscal year, such total amount, on a per share basis, the “Total Cash Dividend Payments”), does not exceed: (i) in the fiscal year ending September 30, 2013, $0.84 per share of Common Stock, and (ii) in any subsequent fiscal year ending on September 30 of such year, an amount per share of Common Stock not to exceed 118% of the Prior Eligible Amount (in any fiscal year, the amount determined pursuant to the foregoing clause (i) or (ii), as applicable, the “Dividend Threshold”).  For the avoidance of doubt, in the event that the Corporation declares or pays a dividend or distribution that results in the Total Cash Dividend Payments for such fiscal year exceeding the Dividend Threshold for such fiscal year (the amount of such excess, on a per share basis, the “Excess Dividend Amount”), then, for purposes of Section 12, only the Excess Dividend Amount will be considered a dividend or distribution that is not an Ordinary Cash Dividend.  The term “Prior Eligible Amount” means, with respect to any fiscal year, the Dividend Threshold for the prior fiscal year.

“Other Voting Securities” means any, other than (i) Common Stock (and, for the avoidance of doubt, Common Stock expressly excludes, and “Other Voting Securities” expressly includes, any separate class or series of common stock of the Corporation with the right to vote in the election of any directors of the Corporation or otherwise on any other matters (whether separately as a class or series, or together with shares of Common Stock) with respect to which Common Stock is entitled to vote), (ii) any rights issued (or any securities issued in respect of such rights) in connection with the adoption of a stockholder rights plan (adopted in accordance with the Framework Agreement) in customary form (including with respect to the receipt of such rights in respect of shares of Common Stock (including Warrant Shares) issued subsequent to the initial dividend or distribution of such rights) or (iii) any securities issued to directors, advisors, employees or consultants of the Corporation pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, other employee benefit plan or similar compensatory arrangement or agreement approved by the Board of Directors, any (a) securities with the right to vote in the election of any directors of the Corporation or otherwise on any other matters (whether separately as a class or series, or together with shares of Common Stock) with respect to which Common Stock is entitled to vote, and (b) securities convertible into or exchangeable for any such securities, and any and all warrants, rights or options to purchase any of the foregoing.

“Other Voting Security Event” means the earliest to occur of the authorization, designation or issuance by the Corporation of, approval or authorization by the Corporation of the issuance of, or agreement or other commitment by the Corporation to issue, any Other Voting Securities.

“Permitted ASRP Transactions” means any “accelerated share repurchases” by the Corporation or any Affiliate thereof so long as the “covering” purchases are made in compliance with the requirements of Rule 10b-18 (other than Rule 10b-18(b)(1) and Rule 10b-18(b)(2)) under the Exchange Act (assuming Rule 10b-18 was applicable thereto).

“Permitted Transactions” has the meaning ascribed to it in Section 12(ii).

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Post-Issuance Adjustment” has the meaning set forth in Section 12(ii).

“Preliminary Control Date” means (a) with respect to any Acceleration Event (1) if the completion of the applicable Acceleration Transaction or Qualifying Public Acquisition Proposal requires the approval of the stockholders of the Corporation, the date which is 5 business days before the record date established for purposes of determining the stockholders entitled to vote on such matter or (2) if such Acceleration Transaction or Qualifying Public Acquisition Proposal is structured as a tender offer or exchange offer, the date which is 5 business days before the initial expiration date of such tender offer or exchange offer or (b) if earlier, immediately prior to the consummation of a Change of Control Transaction.

“Pricing Date” has the meaning set forth in Section 12(ii).

“Repurchases” means any transaction or series of related transactions to purchase Equity Interests of the Corporation or any of its subsidiaries by the Corporation or any subsidiary thereof, whether pursuant to any tender offer or exchange offer (whether or not subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder), open market transactions, private negotiated transactions or otherwise, and, in each case, whether for cash, Equity Interests of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including Equity Interests, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding; provided that “Repurchases” shall not include (a) any purchases effected solely by diversified mutual and/or pension funds managed by independent investment advisers or pension plans established solely for the benefit of the Corporation’s or its subsidiaries’ employees, or any of the Corporation’s or its subsidiaries’ employee benefit plans for which investment decisions are made by independent trustees, (b) any purchases of Equity Interests of the Corporation by the Corporation or any Affiliate thereof pursuant to and in compliance with the requirements of Rule 10b-18 under the Exchange Act, (c) any purchases, effected at any time, whether pursuant to any tender offer or exchange offer (whether or not subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder), open market transactions, private negotiated transactions or otherwise, pursuant to which the Corporation repurchases a number of shares of Common Stock not exceeding 45,393,824 shares (such maximum number of shares the “Permitted Repurchase Shares”), it being understood and agreed that the number of Permitted Repurchase Shares shall be reduced to take into account “hedging” or other transactions undertaken by the Corporation in connection with managing the dilutive impact of the contemplated issuance of Warrant 1 Shares and Warrant 2 Shares (in each case as defined in the Framework Agreement), without any double counting with respect to any such hedging arrangements, and (d) Permitted ASRP Transactions.  If at any time the Warrant 1 Shares or the Warrant 2 Shares are adjusted pursuant to the terms of the Warrants, the then remaining number of Permitted Repurchase Shares shall be similarly, appropriately adjusted.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shareholders Agreement” means the Shareholders Agreement, dated as of March 18, 2013, as amended from time to time, by and among the Corporation, Walgreen Co. and Alliance Boots GmbH, including all annexes, schedules and exhibits thereto.

“Subject Adjustment” has the meaning set forth in Section 12(vii).

“subsidiary” has the meaning ascribed to it in the Framework Agreement.

“Subject Record Date” has the meaning set forth in Section 12(vii).

“Transaction Documents” has the meaning ascribed to it in the Framework Agreement.

“Warrant” means this Warrant, issued pursuant to the Framework Agreement.

“Warrants” means Warrant 1 and Warrant 2.

“Warrant 1” has the meaning set forth in the Framework Agreement.

“Warrant 2” has the meaning set forth in the Framework Agreement.

“Warrant Shares” has the meaning set forth in Section 2.

“Warrant 1 Shares” has the meaning set forth in the Framework Agreement.

“Warrant 2 Shares” has the meaning set forth in the Framework Agreement.

“Warrant 1 Special Exercise Period” has the meaning set forth in Section 3.

“Warrantholder” has the meaning set forth in Section 2.

“Wolf Directors” has the meaning set forth in the Shareholders Agreement.

2.             Number of Warrant Shares; Exercise Price.  This certifies that, for value received, Walgreens Pharmacy Strategies, LLC or its permitted assigns (the “Warrantholder”) is entitled, upon the terms hereinafter set forth, to acquire from the Corporation, in whole or in part, up to an aggregate of 11,348,456 fully paid and nonassessable shares of Common Stock (the “Warrant Shares”), at a purchase price per share of Common Stock equal to the Exercise Price.  The Warrant Shares and Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock,” “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3.             Exercise of Warrant; Term; Other Agreements; Cancelation.

(i)            Subject to Section 2, Section 12(v) and Section 13, the right to purchase the Warrant Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time from and after the earlier of (a) March 18, 2017, (b) any Preliminary Control Date and (c) any Other Voting Security Event (such earlier date, the “Exercise Start Date”),  but in no event later than 5:00 p.m., New York City time, September 18, 2017 (such time, the “Expiration Time” and such period from and after the Exercise Start Date through the Expiration Time, the “Exercise Period”), by (A) the surrender of this Warrant and the Notice of Exercise attached as Annex A hereto, duly completed and executed on behalf of the Warrantholder, at the principal executive office of the Corporation located at 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 (or such other office or agency of the Corporation in the United States as it may designate by notice in writing to the Warrantholder(s)), and (B) payment of the Exercise Price for the Warrant Shares thereby purchased by, at the sole election of the Warrantholder, either:  (i) tendering in cash, by certified or cashier’s check payable to the order of the Corporation, or by wire transfer of immediately available funds to an account designated by the Corporation (such manner of exercise, a “Cash Exercise”) or (ii) without payment of cash, by reducing the number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) and payment of the Exercise Price in cash so as to yield a number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) equal to the product of (A) the number of Warrant Shares issuable upon the exercise of this Warrant (either in full or in part, as applicable) (if payment of the Exercise Price were being made in cash) and (B) the Cashless Exercise Ratio (such manner of exercise, a “Cashless Exercise”).

Notwithstanding the foregoing, if (1) at any time during the Exercise Period, the Warrantholder has not obtained any approval, exemption, authorization or consent (including the expiration or termination of any waiting periods, as applicable) from any Governmental Entity required pursuant to the HSR Act, any other Antitrust Law or otherwise in connection with the exercise of this Warrant in full and (2) the Warrantholder delivers a written notice to the Corporation, informing the Corporation that the Warrantholder is actively pursuing in good faith any such approval, exemption, authorization, consent, expiration or termination, then the Expiration Time shall be deemed for all purposes hereunder not to have occurred until the later of (x) September 18, 2017 and (y) the earlier of (A) the Warrantholder ceasing to actively pursue in any material respect such approval, exemption, authorization, consent, expiration or termination, (B) any Governmental Entity that must grant any such required approval, exemption, authorization, consent, expiration or termination denying such grant and such denial becoming final and non-appealable and (C) September 18, 2018.

(ii)           If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Corporation a new warrant of like tenor in substantially identical form for the purchase of that number of Warrant Shares equal to the difference between the number of Warrant Shares subject to this Warrant and the number of Warrant Shares as to which this Warrant is so exercised.

(iii)          This Warrant, including with respect to its cancelation, is subject to the terms and conditions of the Framework Agreement and the Shareholders Agreement.  Without affecting in any manner any prior exercise of this Warrant (or any Warrant Shares previously issued hereunder), if (a) the Corporation elects to cancel this Warrant in accordance with Section 5.1 of the Framework Agreement or (b) the Warrantholder delivers to the Corporation a written, irrevocable commitment not to exercise this Warrant, this Warrant shall be automatically and immediately canceled and terminated and shall forthwith become void, and the Corporation shall have no obligation to issue, and the Warrantholder shall have no right to acquire, any Warrant Shares under this Warrant.  Upon receipt of notice of cancelation of this Warrant, the Warrantholder shall, as promptly as practicable, surrender this Warrant to the Corporation at the principal executive office of the Corporation located at 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 (or such other office or agency of the Corporation in the United States as it may designate by notice in writing to the Warrantholder(s)).

4.             Issuance of Warrant Shares; Authorization; Listing.  Certificates for Equity Interests issued upon exercise of this Warrant will be issued on the third business day following the date of exercise of this Warrant in accordance with its terms in the name of the Warrantholder and will be delivered to the Warrantholder.  The Corporation hereby represents and warrants that any Equity Interests issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be validly issued, fully paid and nonassessable and free of any liens or encumbrances (other than liens or encumbrances created by the Transaction Documents, arising as a matter of applicable law or created by or at the direction of the Warrantholder, Wolf, Fox or any of their respective Affiliates).  The Corporation agrees that the Equity Interests so issued will be deemed for all purposes to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Corporation in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Corporation may then be closed or certificates representing such Equity Interests may not be actually delivered on such date.  The Corporation will at all times reserve and keep available, out of its authorized but unissued Equity Interests, solely for the purpose of providing for the exercise of this Warrant, the aggregate Equity Interests issuable upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at any such time).  The Corporation will, at its sole expense, procure, subject to issuance or notice of issuance, the listing of any Equity Interests issuable upon exercise of this Warrant on the principal stock exchange on which such Equity Interests are then listed or traded.

5.             No Fractional Shares or Scrip.  No fractional Warrant Shares or other Equity Interests or scrip representing fractional Warrant Shares or other Equity Interests shall be issued upon any exercise of this Warrant.  In lieu of any fractional share to which a Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock or such other Equity Interests on the last trading day preceding the date of exercise less the Exercise Price for such fractional share.

6.             No Rights as Stockholders; Transfer Books.  Without limiting in any respect the provisions of the Framework Agreement or the Shareholders Agreement (including the preemptive rights set forth in Section 2.3 thereof), and except as otherwise provided by the terms of this Warrant, this Warrant does not entitle the Warrantholder to (i) receive dividends or other distributions, (ii) consent to any action of the stockholders of the Corporation, (iii) receive notice of or vote at any meeting of the stockholders, (iv) receive notice of any other proceedings of the Corporation or (v) exercise any other rights whatsoever, in any such case as a stockholder of the Corporation prior to the date of exercise hereof.

7.             Charges, Taxes and Expenses.  Issuance of certificates for Equity Interests to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation.

8.             Transfer/Assignment.

(i)            With respect to the Investors, this Warrant and the Warrant Shares may only be transferred in accordance with the terms of the Shareholders Agreement.  Subject to compliance with the first sentence of this Section 8, the legend as set forth on the cover page of this Warrant and, in the case of the Investors, the terms of the Shareholders Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Corporation by the registered holder hereof in person or by duly authorized attorney, and a new Warrant shall be made and delivered by the Corporation, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Corporation described in Section 3.  If the transferring holder does not transfer the entirety of its rights to purchase all Warrant Shares hereunder, such holder will be entitled to receive from the Corporation a new Warrant in substantially identical form for the purchase of that number of Warrant Shares as to which the right to purchase was not transferred. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Warrants pursuant to this Section 8 shall be paid by the

Corporation, other than the costs and expenses of counsel or any other advisor to the Warrantholder and its transferee.

(ii)           Notwithstanding the foregoing, with respect to the Investors, this Warrant and the Warrant Shares issued upon exercise of this Warrant shall be subject to the applicable restrictions as set forth in Section 2.1 of the Shareholders Agreement.

(iii)          If and for so long as required by the Framework Agreement, this Warrant Certificate shall contain a legend as set forth in Section 4.3 of the Framework Agreement.

9.             Exchange and Registry of Warrant.  This Warrant is exchangeable, subject to applicable securities laws, upon the surrender hereof by the Warrantholder to the Corporation, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Warrant Shares.  The Corporation shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant.  This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Corporation, and the Corporation shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10.          Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Corporation shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11.          Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

12.          Adjustments and Other Rights.  The Exercise Price and Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 12 so as to result in duplication.

(i)            Stock Splits, Subdivisions, Reclassifications or Combinations.  If the Corporation shall at any time or from time to time (a) declare, order, pay or make a dividend or make a distribution on its Common Stock in shares of Common Stock, (b) split, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (c) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder(s) immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of shares of Common Stock which such holder(s) would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as the case may be (disregarding whether or not this Warrant had been exercisable by its terms at such time).  In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant in full before the adjustment determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant was exercisable by its terms at such time) and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new number of Warrant Shares issuable upon exercise of the Warrant in full determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant is exercisable by its terms at such time).

(ii)                                  Certain Issuances of Common Shares or Convertible Securities.  If the Corporation shall at any time or from time to time issue shares of Common Stock (or rights or warrants or any other securities or rights exercisable or convertible into or exchangeable (collectively, a “conversion”) for shares of Common Stock) (collectively, “convertible securities”) (other than in Permitted Transactions or a transaction to which the adjustments set forth in subsection (i) of this Section 12 are applicable), without consideration or at a consideration per share (or having a conversion price per share) that is less than 100% of the Market Price of Common Stock immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) (such date of agreement, the “Pricing Date”) then, in such event:

(A) the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the Pricing Date (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (I) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Pricing Date and (y) the number of additional shares of Common Stock issued (or into which convertible securities may be converted) and (II) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Pricing Date and (y) the number of shares of Common Stock (rounded to the nearest whole share) which the Aggregate Consideration in respect of such issuance of shares of Common Stock (or convertible securities) would purchase at the Market Price of Common Stock immediately prior to the Pricing Date; and

(B) the Exercise Price payable upon exercise of this Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the Pricing Date by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant in full immediately prior to the adjustment pursuant clause (disregarding whether or not this Warrant was exercisable by its terms at such time) (A) above, and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant in full immediately after the adjustment pursuant to clause (A) above (disregarding whether or not this Warrant is exercisable by its terms at such time).

For purposes of the foregoing, (1) the “Aggregate Consideration” in respect of such issuance of shares of Common Stock (or convertible securities) shall be deemed to be equal to the sum of the net offering price (before deduction of any related expenses payable to third parties, including discounts and commissions) of all such shares of Common Stock and convertible securities, plus the aggregate amount, if any, payable upon conversion of any such convertible securities (assuming conversion in accordance with their terms immediately following their issuance (and further assuming for this purpose that such convertible securities are convertible at such time)); (2) in the case of the issuance of such shares of Common Stock or convertible securities for, in whole or in part, any non-cash property (or in the case of any non-cash property payable upon conversion of any such convertible securities), the consideration represented by such non-cash property shall be deemed to be the Market Price (in the case of securities) and/or Fair Market Value (in all other cases), as applicable, of such non-cash property as of immediately prior to the Pricing Date (before deduction of any related expenses payable to third parties, including discounts and commissions); (3) on any increase in the number of shares of Common Stock deliverable upon conversion of any such issued convertible securities, and/or any decrease in the consideration receivable by the Corporation in respect of any such conversion (each, a “Post-Issuance Adjustment”), then, to the extent that, in respect of the same facts and events, the adjustment provisions set forth in this Section 12 (excluding this clause (3)) do not result in a proportionate increase in the number of Warrant Shares issuable upon the exercise of this Warrant, and/or proportionate decrease in the Exercise Price payable upon exercise of this Warrant, in each case equal to or greater than the proportionate increase and/or decrease, respectively, in respect of such convertible securities, then the number of Warrant Shares issuable, and the Exercise Price payable, upon exercise of this Warrant, in each case then in effect, shall forthwith be readjusted to such number of Warrant Shares and such Exercise Price as would have been obtained had the Post-Issuance Adjustment been effective in respect of such convertible securities as of immediately prior to the Pricing Date of such convertible securities; (4) if the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance of any convertible securities in accordance with this Section 12, subject to clause (3) above, no further adjustment of the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be made for the actual issuance of shares of Common Stock upon the actual conversion of such convertible securities in accordance with their terms; and (5) “Permitted Transactions” shall include (a) issuances of shares of Common Stock (including upon exercise of options) to directors, advisors, employees or consultants of the Corporation pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, other employee benefit plan or other similar compensatory agreement or arrangement approved by the Board of Directors, (b) conversions of convertible securities outstanding as of the date of the Framework Agreement and disclosed in Section 2.2(b) of the Framework Agreement in accordance with the terms of such convertible securities and (c) the exercise of this Warrant or any other Warrants (as defined in the Framework Agreement).  Any adjustment made pursuant to this Section 12(ii) shall become effective immediately upon the date of such issuance.  For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 12(ii).

(iii)                               Distributions.  If the Corporation shall fix a record date for the making of a dividend or other distribution (by spin-off or otherwise) on shares of Common Stock, whether in cash, Equity Interests of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including Equity Interests, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, excluding (A) dividends or distributions subject to adjustment pursuant to Section 12(i), (B) Ordinary Cash Dividends or (C) dividends or distributions of rights in connection with the adoption of a stockholder rights plan (adopted in accordance with the Framework Agreement)  in customary form (including with respect to the receipt of such rights in respect of shares of Common Stock (including Warrant Shares) issued subsequent to the initial dividend or distribution of such rights), then in each such case, the number of Warrant Shares issuable upon exercise of this Warrant in full (disregarding whether or not this Warrant had been exercisable by its terms at such time) shall be increased by multiplying such number of Warrant Shares by a fraction, the numerator of which is the Market Price per share of Common Stock on such record date and the denominator of which is the Market Price per share of Common Stock on such record date less the Fair Market Value of the cash and/or any other property, as applicable, to be so paid or distributed in such dividend or distribution in respect of one share of Common Stock (in each case as of the record date of such dividend or distribution); such adjustment shall take effect on the record date for such dividend or distribution.  In the event of such adjustment, the Exercise Price shall immediately be decreased by multiplying such Exercise Price by a fraction, the numerator of which is the number of Warrant Shares issuable upon the exercise of this Warrant in full immediately prior to such adjustment (disregarding whether or not this Warrant was exercisable by its terms at such time), and the denominator of which is the new number of Warrant Shares issuable upon exercise of this Warrant determined in accordance with the immediately preceding sentence.  Notwithstanding the foregoing, in the event that the Fair Market Value of the cash and/or any other property, as applicable, to be so paid or distributed in such dividend or distribution in respect of one share of Common Stock (in each case as of the record date of such dividend or distribution) is equal to or greater than the Market Price per share of Common Stock on such record date, then proper provision shall be made such that upon exercise of this Warrant, the Warrantholder shall receive, in addition to the applicable Warrant Shares, the amount and kind of such cash and/or any other property such Warrantholder would have received had such Warrantholder exercised this Warrant immediately prior to such record date (disregarding whether or not this Warrant had been exercisable by its terms at such time).  For purposes of the foregoing, in the event that such dividend or distribution in question is ultimately not so made, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to make such dividend or distribution, to the Exercise Price that would then be in effect and the number of Warrant Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.  For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 12(iii).

Notwithstanding the foregoing provisions of this Section 12(iii), in the event that all or any portion of any such dividend or other distribution is in Other Voting Securities, then with respect to such dividend or distribution (or such portion thereof that is in Other Voting Securities, as applicable), the Warrantholder shall have the option, exercisable in writing delivered to the Corporation within 7 days of such Warrantholder’s receipt of the Corporation’s notice pursuant to Section 12(ix) relating to such dividend or other distribution, to elect (1) for the foregoing adjustments set forth in this Section 12(iii) to apply with respect to such dividend or distribution

(or such portion thereof that is in Other Voting Securities, as applicable) or (2) in lieu of the foregoing adjustments set forth in this Section 12(iii) with respect to such dividend or distribution (or such portion thereof that is in Other Voting Securities, as applicable), but, for all purposes of this clause (2), after giving effect to the foregoing adjustments set forth in this Section 12(iii) with respect to any portion of such dividend or distribution that is in securities, cash and/or any other property, in each case other than Other Voting Securities, for its right to receive Warrant Shares upon exercise of this Warrant to be converted, effective as of the record date of such dividend or distribution, into the right to exercise this Warrant to acquire such Warrant Shares plus the Other Voting Securities that such Warrant Shares would have been entitled to receive upon consummation of such dividend or distribution, assuming the exercise in full of this Warrant immediately prior to such record date (disregarding whether or not this Warrant was exercisable by its terms at such time); provided that for purposes of this clause (2), (x) the number and type of Other Voting Securities so deliverable upon any exercise of this Warrant shall be adjusted to take into account any stock or security dividends, splits, reverse splits, spin-offs, split-ups, mergers, reclassifications, reorganizations, recapitalizations, combinations or exchanges of securities and the like from and after the consummation of such dividend or distribution in question and at or prior to such exercise of this Warrant, and (y) with respect to any such Other Voting Securities that are described in clause (b) of the definition of Other Voting Securities, the terms of such Other Voting Securities, as issued upon exercise of this Warrant, shall take into account any anti-dilution or other adjustments that would have been applicable to such Other Voting Securities had such Other Voting Securities been outstanding from and after the consummation of such dividend or distribution in question.  In the event that such dividend or distribution in question (or such portion thereof that is in Other Voting Securities, as applicable) is ultimately not so made, this Warrant shall be readjusted, effective as of the date when the Board of Directors determines not to make such dividend or distribution (or such portion thereof that is in Other Voting Securities, as applicable), as though the record date thereof had not been fixed.

(iv)                              Repurchases.  If the Corporation or any subsidiary thereof shall at any time or from time to time effect Repurchases, the Exercise Price then in effect and the number of Warrant Shares issuable upon the exercise of this Warrant shall be immediately adjusted, in each case in accordance with the foregoing provisions of this Section 12, as if, in lieu of such Repurchases, the Corporation had (A) first, declared and paid a dividend, in cash (for the avoidance of doubt, that is not an Ordinary Cash Dividend), on shares of Common Stock in an aggregate amount equal to the Assumed Payment Amount, with a record date as of the trading day immediately preceding the date of the first purchase of Equity Interests comprising such Repurchases (or, in the event of a Repurchase structured as a tender or exchange offer (whether or not subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder), the trading day immediately preceding the first public disclosure of the Corporation’s (or such subsidiary’s) intent to effect such Repurchase), and (B) second, effected a reverse-split of Common Stock, in the proportion required to reduce the number of shares of Common Stock outstanding from (1) the number of such shares outstanding immediately prior to the first purchase of Equity Interests comprising such Repurchases to (2) the number of such shares outstanding immediately following the last purchase of Equity Interests comprising such Repurchases (in the case of this clause (B), with such adjustments as are appropriate to exclude the effect of any issuances of Equity Interest, and any dividends, distributions, splits, subdivisions, reclassifications and combinations subject to adjustment pursuant to Section 12(i), in each case from and after the first purchase of Equity Interests comprising such Repurchases and at or prior to the last purchase of Equity Interests comprising such Repurchases).  For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 12(iv).  For purposes of the foregoing, the “Assumed Payment Amount” with respect to any Repurchases shall mean the aggregate Market Price (in the case of securities) and/or Fair Market Value (in the case of cash and/or any other property), as applicable, as of such Repurchases, of the aggregate consideration paid to effect such Repurchases.

(v)                                 Business Combinations.  In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock subject to adjustment pursuant to Section 12(i)), notwithstanding anything to the contrary contained herein, (a) the Corporation shall notify the Warrantholder(s) in writing of such Business Combination or reclassification as promptly as practicable (but in no event later than 10 business days prior to the effectiveness thereof), (b) the Warrantholder(s)’ right to receive Warrant Shares upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) that the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant in full immediately prior to such Business Combination or reclassification (disregarding whether or not this Warrant was exercisable by its terms at such time) would have been entitled to receive upon consummation of such Business Combination or reclassification, and (c), in the case of a Business Combination with a third party, the Exercise Start Date shall be deemed for all purposes hereunder to be the earlier of (1) the business day immediately prior to the effective date of such Business Combination and (2) the Exercise Start Date as determined without application of this clause (c); and in any such case, if applicable, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder(s) shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Warrantholder(s)’ right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph.  In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant upon and following adjustment pursuant to this paragraph, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination (an “Election Mechanic”), then the Warrantholder(s) shall have the right to make the same election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder(s) will receive upon exercise of this Warrant.  The Corporation, or the Person or Persons formed by the applicable Business Combination or reclassification, or that acquire(s) the applicable shares of Common Stock, as the case may be, shall make lawful provisions to establish such rights and to provide for such adjustments that, for events from and after such Business Combination or reclassification, shall be as nearly equivalent as possible to the rights and adjustments provided for herein, and the Corporation agrees that it will not be a party to or permit any such Business Combination or reclassification to occur unless such provisions are made as a part of the terms thereof.

(vi)                              Rounding of Calculations; Minimum Adjustments.  All calculations under this Section 12 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be.  Any provision of this Section 12 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

(vii)                           Timing of Issuance of Additional Securities Upon Certain Adjustments.  In any case in which (1) the provisions of this Section 12 shall require that an adjustment (the “Subject Adjustment”) shall become effective immediately after a record date (the “Subject Record Date”) for an event and (2) the Warrantholder exercises this Warrant after the Subject Record Date and before the consummation of such event, the Corporation may defer until the consummation of such event (i) issuing to such Warrantholder the incrementally additional shares of Common Stock or other property issuable upon such exercise by reason of the Subject Adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Corporation upon request shall promptly deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares (or other property, as applicable), and such cash, upon the consummation of such event.

(viii)                        Statement Regarding Adjustments.  Whenever the Exercise Price or the Warrant Shares into which this Warrant is exercisable shall be adjusted as provided in Section 12, the Corporation shall forthwith prepare a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the Warrant Shares into which this Warrant shall be exercisable after such adjustment, and cause a copy of such statement to be delivered to each Warrantholder as promptly as practicable.

(ix)                              Notice of Adjustment Event.  In the event that the Corporation shall propose to take any action of the type described in this Section 12 (but only if the action of the type described in this Section 12 would result in an adjustment in the Exercise Price or the Warrant Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Corporation shall provide written notice to each Warrantholder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant.  In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed.  In case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action unless the Corporation reasonably determines in good faith that, given the nature of such action, the provision of such notice at least 10 days in advance is not reasonably practicable from a timing perspective, in which case such notice shall be given as far in advance prior to the taking of such proposed action as is reasonably practicable from a timing perspective.

(x)                                 Adjustment Rules.  Any adjustments pursuant to this Section 12 shall be made successively whenever an event referred to herein shall occur.  If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

(xi)                              No Impairment.  The Corporation will not, by amendment of its certificate of incorporation, bylaws or any other organizational document, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant.  In furtherance and not in limitation of the foregoing, the Corporation agrees that it will not take or permit to be taken any action which would entitle the Warrantholder(s) to an adjustment under this Section 12 if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at such time), together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise in full of any and all outstanding Equity Interests (disregarding whether or not any such Equity Interests are exercisable by their terms at such time) would exceed the total number of shares of Common Stock then authorized by its certificate of incorporation.

(xii)                           Proceedings Prior to Any Action Requiring Adjustment.  As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 12, the Corporation shall take any and all action which may be necessary, including obtaining regulatory or other governmental, New York Stock Exchange or other applicable securities exchange, corporate or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock, and/or all other securities or other property, that the Warrantholder(s) are entitled to receive upon exercise of this Warrant pursuant to this Section 12.

13.                               Mandatory Exercise Upon Change of Control.  Notwithstanding anything to the contrary contained herein, in the event of the consummation prior to the Expiration Time of a Business Combination where all outstanding shares of Common Stock are exchanged solely for cash consideration, the Corporation shall have the right to cause the Warrantholder to exercise this Warrant; provided that the Corporation must give written notice to the Warrantholder at least 10 business days prior to the date of consummation of such qualifying Business Combination, which notice shall specify the expected date on which such qualifying Business Combination is to take place and set forth the facts with respect thereto as shall be reasonably necessary to indicate the amount of cash deliverable upon exercise of this Warrant and to each outstanding share of Common Stock; provided, further that the Corporation may only cause this Warrant to be exercised concurrently with the consummation of such qualifying Business Combination and the Warrantholder shall be entitled to receive the cash consideration as determined pursuant to Section 12(v).  If the Warrantholder is required to exercise this Warrant pursuant to this Section 13, the Warrantholder shall notify the Corporation within 5 business days after receiving the Corporation’s written notice described above in this Section 13 whether it is electing to exercise this Warrant through a Cash Exercise or a Cashless Exercise.  If (i) the Warrantholder does not provide such notice within 5 business days after receiving the Corporation’s written notice described above in this Section 13, or (ii) the Warrantholder elects a Cash Exercise but does not pay the applicable Exercise Price for the Warrant Shares thereby purchased to the Corporation upon the consummation of such qualifying Business Combination, then the Corporation shall effect the exercise of this Warrant through a Cashless Exercise.

14.                               Governing Law and Jurisdiction.  This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Warrant or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any claim, action or proceeding relating to this Warrant or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such claim, action or proceeding the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such claim, action or proceeding, any Delaware State court sitting in New Castle County.  Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Warrant.

15.                               Binding Effect.  This Warrant shall be binding upon any successors or assigns of the Corporation.

16.                               Amendments.  This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Corporation and the Warrantholder(s).

17.                               Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Corporation, to:

AmerisourceBergen Corporation
1300 Morris Drive

Chesterbrook, PA 19087

Attention:                                         General Counsel
Fax:                                                                       610 727 3612

with a copy to (which copy alone shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn:	Damien R. Zoubek, Esq.
Robert I. Townsend III, Esq.
Fax:	(212) 474-3700

If to a Warrantholder, to the address appearing in the Corporation’s records; provided that if the applicable Warrantholder is either Walgreen Co. or its Affiliates or Alliance Boots GmbH or its Affiliates, then if to Walgreen Co. or its Affiliates, to:

Walgreen Co.
108 Wilmot Road

Deerfield, Illinois 60015

Attention:	Thomas J. Sabatino, Executive Vice President, General Counsel and Corporate Secretary
Fax:	(847) 315-3652

with a copy to (which copy alone shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attn:	Andrew R. Brownstein, Esq.
Benjamin M. Roth, Esq.
Fax:	(212) 403-2000

if to Alliance Boots GmbH or its Affiliates, to:

Alliance Boots GmbH

94 Baarerstrasse

6300 Zug

Switzerland

Attention:	Marco Pagni, Group Legal Counsel & Chief Administrative Officer
Email:	Marco.Pagni@allianceboots.com

with a copy to (which copy alone shall not constitute notice):

Darrois Villey Maillot Brochier
69 avenue Victor Hugo
75116 — Paris
France

Attn:	Me. Alain Maillot
Benjamin S.J. Burman, Esq.
Fax:	+33 1 45 02 49 59

18.                               Entire Agreement.  This Warrant and the forms attached hereto, the Framework Agreement, the other Transaction Documents (as defined in the Framework Agreement) and, in the case of Walgreen Co. and Alliance Boots GmbH, the Transaction Rights Agreement (as defined in the Framework Agreement), contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

19.                               Specific Performance. The parties hereto agree that failure of any party to perform its agreements and covenants hereunder, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Warrant to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties, for which monetary damages, even if available, will not be an adequate remedy.  It is agreed that the parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder, this being in addition to any other remedies to which the parties are entitled at law or equity.

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IN WITNESS WHEREOF, the Corporation has caused this Warrant to be duly executed by a duly authorized officer.

Dated:  March 18, 2013

AMERISOURCEBERGEN CORPORATION

By:	/s/ Steven H. Collis
Name: Steven H. Collis
Title: President and CEO

Acknowledged and Agreed

WALGREENS PHARMACY STRATEGIES, LLC

By:	/s/ Rick Hans
Name: Rick Hans
Title: Vice President

[Signature Page to Warrant]

Annex A

[Form of Notice of Exercise]

Date:

TO:                           AmerisourceBergen Corporation

RE:                           Election to Purchase Common Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Common Stock set forth below covered by such Warrant.  The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock.  A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name of the Warrantholder.

Number of shares of Common Stock with respect to which the Warrant is being exercised (including shares to be withheld as payment of the Exercise Price pursuant to Section 3(ii), if any):

Method of Payment of Exercise Price (note if cashless exercise pursuant to Section 3(ii) of the Warrant or cash exercise pursuant to Section 3(i) of the Warrant):

Aggregate Exercise Price:

Holder:

By:

Name:

Title: